Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to this Joint Filing Agreement (this “Agreement”), the undersigned hereby agree that the Schedule 13G filed on October 24, 2016 (the “Schedule 13G”), relating to the common stock, par value $0.0001 per share, of Biocept, Inc., a Delaware corporation, is, and any amendments to the Schedule 13G executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 24, 2016.

MILESTONE INVESTMENTS, LP

By:	Wicklow Capital, Inc., its general partner

By:	/s/ Emma Cuadrado
Name: Emma Cuadrado Title: Secretary

WICKLOW CAPITAL, INC.

By:	/s/ Emma Cuadrado
Name: Emma Cuadrado Title: Secretary

DANIEL V. TIERNEY 2003 TRUST

By:	/s/ Daniel V. Tierney
Name: Daniel V. Tierney Title: Trustee

/s/ Daniel V. Tierney
DANIEL V. TIERNEY